NEWS RELEASE
October 1, 2021

FOR IMMEDIATE RELEASE	CONTACT: Randall M. Chesler, CEO
(406) 751-4722
Ron J. Copher, CFO
(406) 751-7706

GLACIER BANCORP, INC. COMPLETES ACQUISITION OF
ALTABANCORP IN AMERICAN FORK, UTAH

KALISPELL, MONTANA and AMERICAN FORK, UTAH (GLOBE NEWSWIRE) - Glacier Bancorp, Inc. (“Glacier” or the “Company”) (NASDAQ: GBCI) today announced the completion of its acquisition of AltabancorpTM (“ALTA”) (NASDAQ: ALTA), the bank holding company for AltabankTM, the largest community bank in Utah. Altabank provides banking services to individuals and businesses throughout Utah and southern Idaho with 25 branch locations from Preston, Idaho to St. George, Utah, and will operate as the newest banking division of Glacier Bank under the name “Altabank, Division of Glacier Bank”. Randy Chesler, Glacier's President and Chief Executive Officer, commented, "We are excited to welcome Altabank and their shareholders to the Glacier family and are very pleased with how smoothly the transaction process went and that the acquisition closed ahead of schedule.” At June 30, 2021, ALTA had total assets of $3.5 billion, total loans of $1.9 billion and total deposits of $3.2 billion. With the addition of ALTA, on a pro forma combined basis, Glacier would have total assets of $24.0 billion, total loans of $13.1 billion and total deposits of $19.9 billion at June 30, 2021.

About Glacier Bancorp, Inc.

Glacier Bancorp, Inc. is the parent company for Glacier Bank and its bank divisions located across its eight state Western U.S. footprint: Altabank (American Fork, UT), Bank of the San Juans (Durango, CO), Citizens Community Bank (Pocatello, ID), Collegiate Peaks Bank (Buena Vista, CO), First Bank of Montana (Lewistown, MT), First Bank of Wyoming (Powell, WY), First Community Bank Utah (Layton, UT), First Security Bank (Bozeman, MT), First Security Bank of Missoula (Missoula, MT), First State Bank (Wheatland, WY), Glacier Bank (Kalispell, MT), Heritage Bank of Nevada (Reno, NV), Mountain West Bank (Coeur d’Alene, ID), North Cascades Bank (Chelan, WA), The Foothills Bank (Yuma, AZ), Valley Bank of Helena (Helena, MT), and Western Security Bank (Billings, MT).

Visit Glacier’s website at www.glacierbancorp.com.